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                                                                    EXHIBIT 99.1

                 MILLENNIUM OFFERING SHARES OF ITS COMMON STOCK

                    --STOCK SPLIT PAYMENT DATE ACCELERATED--

CAMBRIDGE, MASS., SEPTEMBER 29, 2000 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced that it is making a public offering of 5.5 million shares of its common stock (plus up to 825,000 shares to cover over-allotments, if any). All of the shares are being offered by the Company. The shares of common stock are being offered by a prospectus supplement pursuant to the Company's effective shelf registration statement in an offering jointly managed by Goldman, Sachs & Co. and Morgan Stanley Dean Witter, and co-managed by Robertson Stephens, Inc. and Credit Suisse First Boston.

In addition, the Company's Board of Directors has approved an acceleration of the dividend distribution date for its previously-announced two-for-one stock split, from October 18, 2000 to October 4, 2000. Stockholders of record at the close of business on September 27, 2000 are entitled to one additional share of common stock for each share of the Company's common stock held on that date. After the distribution date, the number of shares being offered in the Company's public offering will be adjusted to reflect the split.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Millennium is a leading drug discovery and development company that employs large-scale genetics, genomics, high-throughput screening and informatics in an integrated science and technology platform, which is applied to the discovery and development of proprietary therapeutic and Diagnomic(TM) products and services.